Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75880, 333-28661, 333-39388, 333-82582 and 333-136113) of MTS Systems Corporation and subsidiaries of our reports dated December 8, 2006, with respect to: (a) the consolidated balance sheets of MTS Systems Corporation as of September 30, 2006 and October 1, 2005, and the related consolidated statements of income, shareholders’ investment and comprehensive income (loss) and cash flows for each of the fiscal years in the three-year period ended September 30, 2006, and the related financial statement schedule; and (b) management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006; which reports appear in the September 30, 2006 annual report on Form 10-K of MTS Systems Corporation.

/S/ KPMG LLP

Minneapolis, Minnesota

December 8, 2006